Exhibit 99.2
Consent of Paul O. Hirschbiel
     I hereby consent to the use of my name in the Registration Statement on Form S-l (No. 333-172118) of ADS Tactical, Inc. and any amendment thereto (including any Registration Statement for the same offering that is to be effective under Rule 462(b) of the Securities Act of 1933), as the same appears therein under the caption “Management” with respect to my becoming a director of ADS Tactical, Inc.

/s/ Paul O. Hirschbiel
Paul O. Hirschbiel

June 17, 2011